Exhibit No. (d)(5)

January 31, 2013

PERSONAL AND CONFIDENTIAL

Greenbriar Equity Group LLC

555 Theodore Fremd Avenue, Suite A201

Rye, NY 10580

Attention:	Mr. Robert Wolf

Director

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with EDAC Technologies Corporation and/or its subsidiaries or affiliates (collectively, with such subsidiaries or affiliates, the “Company”), the Company is prepared to make available to you certain information concerning the business, operations and assets of the Company. As a condition to such information being furnished to you and your present or prospective directors, officers, employees, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives by or on behalf of the Company on or after the date hereof (or if earlier, the date that Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus Weisel”) contacted you regarding a possible transaction with the Company) (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement.

The term “Evaluation Material” shall be deemed to include all notes, analyses, reports, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, or (iv) is independently developed by you or your Representatives without reference to any of the Evaluation Material and without violating any of your obligations under this letter agreement; provided that with respect to clauses (ii) and (iii) above, the source of such information, to your knowledge, was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating and consummating a possible negotiated transaction between the Company and you. You further agree that the Evaluation Material will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating, negotiating, and consummating a possible negotiated transaction with the Company and who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to lake all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders regarding an acquisition, directly or indirectly, of control of the Company or any of the Company’s securities, businesses or assets unless the Company shall have requested in writing that you make such a proposal, and that you will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets for a period of 18 months from the date of this letter agreement unless the Company shall have consented in advance in writing to such acquisition. You also agree that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and that you shall not oppose the granting of such relief.

Notwithstanding the first sentence of the previous paragraph, if (a) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (b) such transaction would result in such person beneficially owning more than 50% of the outstanding equity securities or all or substantially all of the assets of the Company, then you shall be permitted to seek or offer to negotiate with or make a statement or proposal to the Company or its Representatives to acquire more than 50% of the outstanding equity securities of the Company or all or substantially all of the assets of the Company, provided that the offer is at a price and on terms that are financially superior to the price and terms of the transaction proposed by such person.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances and only to the extent required by law. You further agree not to contact any employees of the Company regarding a possible transaction or the Evaluation Materials without the Company’s prior written consent and that all communications regarding a possible transaction with the Company, requests for additional information and questions regarding this letter agreement or the procedures with respect to a possible transaction will be first submitted or directed to Stifel Nicolaus Weisel and not to the Company or its Representatives. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

Subject to the provisos below, the Company agrees that, without your prior written consent, the Company and its Representatives will not disclose to any person the fact that the Evaluation Material has been made available to you, or that discussions or negotiations are taking place concerning a possible transaction involving the Company and you, unless such disclosure is required by law; provided, however, that, notwithstanding the foregoing, the Company and Stifel Nicolaus Weisel may disclose to other potential buyers that the Company is considering or negotiating a transaction with multiple parties and the terms and conditions thereof, but may not disclose your involvement or other information identifying your involvement unless a transaction is consummated, and provided, further, that, the Company reserves the right to consummate a transaction with any party it chooses and to assign this letter agreement, and the disclosure of this letter agreement in connection with any such assignment or the consummation of a transaction shall not be a breach or violation of this provision.

Notwithstanding anything herein to the contrary and in order to comply with Internal Revenue Service Regulations, you and the Company (and each affiliate and person acting on behalf of any such party) agree that each party to a transaction contemplated hereby (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall, to the extent it is legally permitted to do so, provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you agree to (i) furnish only that portion of the Evaluation Material for which the Company has waived compliance or for which you are advised in writing by outside counsel is legally required and (ii) exercise your reasonable efforts to obtain assurance that the Evaluation Material will be accorded such confidential treatment.

If you decide that you do not wish to proceed with a transaction with the Company, yon will promptly inform the Company of that decision. At any time upon the request of the Company for any reason, you will and will direct your Representatives to promptly destroy or deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof (including that stored in any computer or other device) shall be retained and, upon request, you shall certify in writing to the Company that such action has been taken. Notwithstanding the foregoing, you and your Representatives may retain Evaluation Material whether held by you or your Representatives (i) if required pursuant to legal or regulatory requirements, (ii) saved pursuant to automated computer backup procedures where it would be impractical to delete or destroy such information or (iii) retained in your legal department solely for the purpose of determining compliance herewith. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder for a period of two years from the date of this letter agreement.

The Company retains the right to determine, in its discretion, what information, properties, personnel and other Evaluation Material the Company will make available to you. Although the Company has endeavored to include in the Evaluation Material information which the Company believes to be relevant for the purpose of your evaluation of a possible transaction with the Company, you acknowledge that none of the Company, Stifel Nicolaus Weisel nor any of their respective Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, Stifel Nicolaus Weisel nor any of their respective Representatives shall have any liability So you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. You also agree that you are not entitled to rely on the accuracy or completeness of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a transaction between the Company and you, subject to such limitations and restrictions as may be contained therein. You further agree that, if you determine to engage in a transaction with the Company, your determination will be based solely on the terms of such definitive agreement and on your own investigation, analysis and assessment of the Company and the transaction.

In consideration of the Evaluation Material being furnished to you, you agree that, without the prior written consent of the Company, for a period of 18 months from the date hereof you will not, directly or indirectly, (i) solicit for employment any person or employee whom you know or have a reasonable basis to know is an employee of the Company; or (ii) solicit for employment or employ any person employed by the Company with whom you had contact or who became known to you during your evaluation of the Company, so long as they are employed by the Company and for a period of six months thereafter; provided, however, that the foregoing does not prohibit general advertisements/recruiting firm searches not directed at such employees.

The parties hereto agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein and the parties hereby waive, in advance, any claims (including breach of contract) in connection with any possible transaction with the Company (other than claims relating to a breach of this letter agreement) unless and until you and the Company shall have entered into a final definitive agreement. You also acknowledge and agree that (i) the Company, Stifel Nicolaus Weisel and their Representatives may conduct the process that may or may not result in a transaction with the Company in such manner as the Company and Stifel Nicolaus Weisel, in their sole discretion, may determine (including, without limitation, negotiating and entering into a final definitive agreement with any third party without notice to you) and (ii) the Company and Stifel Nicolaus Weisel reserve the right to change (in their sole discretion, at any time and without notice to you) the procedures relating to the Company’s and your consideration of the proposed transaction (including, without limitation, terminating all further discussions with you and requesting that you return all Evaluation Material to the Company). You hereby confirm that you are not acting as a broker for or Representative of any person and are considering a possible transaction with the Company only for your own account. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

You acknowledge that you and your Representatives are aware that the United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement, including without limitation, the right to enforce all of the terms of this letter agreement. You may not assign your rights or obligations under this letter agreement to any person or entity without the prior written consent of the Company. Subject to the foregoing, this letter agreement shall be binding upon the respective successors and assigns of the parties hereto.

It is understood and agreed that no failure or delay by the parties hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage will result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction with the Company. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you or any of your Representatives of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

The Company understands that you and certain of your Representatives are engaged in the business of private equity and venture capital, and review and invest in many opportunities that may involve similar or competing technologies, products or services as offered by the Company. The Company agrees that neither this letter agreement nor any disclosure of Evaluation Material to you or your Representatives hereunder limits you or any of your Representatives from engaging in or operating any business, entering into any agreement or business relationship with any third party, or evaluating, engaging in investment discussions with or investing in any third party other than the Company, whether or not competitive with the Company or its affiliates, except insofar as this letter agreement restricts the use and disclosure of Evaluation Material. For the avoidance of doubt (a) your affiliates, portfolio companies and affiliated funds shall not be bound or in any way restricted by this Agreement unless they receive any of the Evaluation Material; and (b) certain of your employees, directors or officers may serve as directors of portfolio companies managed by you (“Dual Hat Employees”), and such portfolio companies shall not be deemed to have been provided with Evaluation Material, and thus shall not be restricted by your obligations under this Agreement, solely due to the service of any Dual Hat Employee so long as such Dual Hat Employee does not provide any Evaluation Material to personnel of such portfolio company (excluding other Dual Hat Employees).

The terms and provisions of this letter agreement are solely for the benefit of the Company, Stifel Nicolaus Weisel and you and their respective successors and permitted assigns, and no other person shall acquire or have any right by virtue of this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to such state’s principles of conflicts of laws. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Connecticut and the United States of America located in the State of Connecticut for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Connecticut or the United States of America located in the State of Connecticut, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

For the convenience of the parties, this letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

The letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof. This letter agreement may be waived, amended or modified only by an instrument in writing signed by the party against which such waiver, amendment or modification is sought to be enforced.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

on behalf of: EDAC TECHNOLOGIES CORPORATION

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

Accepted and agreed as of

the date first written above:

GREENBRIAR EQUITY GROUP LLC

By:	/s/ Robert Wolf
Name: Robert Wolf
Title: Director